Exhibit 10.2

Linens ‘n Things, Inc.
Defined Contribution Supplemental
Executive Retirement Plan

LINENS ‘N THINGS, INC.

DEFINED CONTRIBUTION SUPPLEMENTAL

EXECUTIVE RETIREMENT PLAN

ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1.	Purpose. The purpose of this Defined Contribution Supplemental Executive Retirement Plan (hereinafter, the "Plan”) is to permit the company to provide a select group of management and highly compensated employees of LINENS ‘N THINGS, INC. and its subsidiaries with an additional benefit payable upon termination of service. The intent of the Plan is that LINENS ‘N THINGS, INC. will make annual allocations, either positive or negative, to each Participant’s Account based on profitability, performance and other factors determined by reference to the increase or decrease in value of certain identified assets of the Company. In the case of Norman Axelrod, the increase or decrease in value will be by reference to the life insurance policy or policies owned and maintained by the Company effective as of the effective date of this Plan. These Accounts will increase or decrease in value over time and be made available to the participants upon their normal retirement, or as otherwise provided by this Plan. It is intended that this Plan, by providing this benefit, will assist the Company in attracting, motivating and retaining individuals of exceptional ability.

1.2.	Effective Date. The Plan shall be effective as of July 1, 2004.

ARTICLE II - DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.	Account. "Account" means the account maintained on the books of the Company as a liability reserve account, used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. Such Account shall be adjusted each Determination Date by the Annual Retirement Credit as defined herein. The Account balance may be positive or negative.

2.2.	Account Balance. “Account Balance” means the liability reserve account on the books of the Company for the benefit of the Participant. Such liability reserve account shall be adjusted each Determination Date by the Annual Retirement Credit in order to reflect the Policy Gain as defined herein. The Account Balance may be positive or negative.

2.3.	Actuarial Equivalent. "Actuarial Equivalent" means an equivalence in value between two (2) or more forms and/or times of payment based on sound actuarial assumptions as of the time of such determination as agreed to by the parties.

2.4.	Annual Retirement Credit. “Annual Retirement Credit” means the amount credited to the Participant’s Account Balance as of each Determination Date, which shall be equal to the Policy Gain for the preceding twelve months divided by 0.615. The Annual Retirement Credit shall be determined as soon as possible after the Determination Date each year, and shall be credited to the Account as provided in Article IV. It is intended that the Annual Retirement Credit for each particular year may be negative or positive.

2.5.	Beneficiary. "Beneficiary" means the person, persons or entity as designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant's death.

2.6.	Board. “Board” means the Board of Directors of LINENS ‘N THINGS, INC.

2.7.	Change in Control. A "Change in Control" shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined and determined under Section 409A(a)(2)(A)(v) of the Code (or its successor provisions), including all guidance issued thereunder. Without in any way limiting the scope of the preceding sentence, a Change of Control shall be deemed to occur on the date upon which one of the following events occurs:

(i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company; or

(ii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the Company; or

(iii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not recommended by a majority of the members of the Board prior to the date of the appointment or election; or

(iv) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or

(v) the occurrence of a Change in Control, as defined in the Participant’s employment agreement.

2.8.	Committee. "Committee" means the Compensation Committee of the Board.

2.9.	Company. "Company" means LINENS ‘N THINGS, INC., a Delaware corporation, and any directly or indirectly affiliated subsidiary corporations, any other affiliate designated by the Board, or any successor to the business thereof.

2.10.	Determination Date. "Determination Date" means each July 1st.

2.11.	Disability. "Disability" means a physical or mental condition whereby the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

2.12.	Financial Hardship. "Financial Hardship" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.

2.13.	Life Insurance Policies. “Life Insurance Policies” means the life insurance policies identified in the attached Exhibit A, which may be amended from time to time. Such Life Insurance Policies shall be owned by and payable to the Company; the Participants shall have no rights or interest in the Policies or any benefits therefrom. The Life Insurance Policies shall be used solely as method to measure the benefits, if any, payable under this Plan, and the Participants shall have no greater interest in the benefits under this Agreement than that of an unsecured creditor of the Company.

2.14.	Normal Retirement Age. “Normal Retirement Age” means the date on which the Participant attains age fifty-five (55).

2.15.	Participant. "Participant" means any employee who is eligible, pursuant to Section 3.1, below, to participate in this Plan, and who has elected to do so in accordance with Article III, below, and who has received an Annual Retirement Credit under this Plan. Such employee shall remain a Participant in this Plan until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.16.	Plan. "Plan" means this Supplemental Executive Retirement Plan, as it may be amended from time to time.

2.17.	Policy Gain. “Policy Gain” means the annual gains or losses on the Life Insurance Policies listed on the attached Exhibit A calculated and determined as of each Determination Date in accordance with FASB Technical Bulletin 85-4 for the period of the prior July 1 through the most recent June 30th. Nothing in this Agreement shall be construed to grant any rights or interests in any asset of the Company, including the Life Insurance Policies, to any Participant; the Life Insurance Policies will be used solely as a method to measure the Annual Retirement Credit, and therefore the benefits, if any, payable to a Participant. The Participants shall at all times remain general, unsecured creditors of the Company with respect to the benefits payable under this Plan.

In the event that any Policy ceases to exist due to the death of the insured or the surrender of the Policy, then the annual Policy Gain with respect to that Policy shall be determined by multiplying the cumulative Policy Gains with respect to that particular Policy by eight percent (8%).

2.18.	Specified Employees. “Specified Employees” means a key employee, as defined in Section 416 (i) of the Code, without regard to paragraph (5) thereof, of the Company.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1.	Eligibility and Participation.

	a)	Eligibility. Eligibility to participate in the Plan shall be limited to those select group of management and/or highly compensated employees of Company who are designated and approved by the Committee from time to time. As of the effective date of this Plan, Normal Axelrod is the sole Participant.
	b)	Participation. An employee's participation in the Plan shall be effective upon notification to the employee by the Committee of eligibility to participate, and completion and submission of a Participation Agreement, or otherwise indicated agreement to participate in this Plan, to the Committee no later than thirty (30) days after receiving notification of participation. As of the Effective date of this Plan, Norman Axelrod is the sole Participant in this Plan, and he has satisfied all criteria required for participation herein.

ARTICLE IV - BENEFIT ACCOUNT

4.1.	Accounts; Timing of Credits. A Participant’s Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. Annual Retirement Credits shall be credited to the Participant's Account as of each Determination Date. By way of example; the Policy Gain determined for the period between July 1, 2004 and June 30, 2005 shall be credited as of July 1, 2005, even though the Policy Gain will not be determinable until shortly after July 1, 2005. Any distribution of the Participant’s Account on or after July 1, 2005 will include the Policy Gain credited as of that July 1, 2005.

4.2.	Withholding. Any withholding of taxes or other amounts with respect to an Annual Retirement Credit that is required by local, state or federal law shall be withheld from compensation otherwise payable to the Participant to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant's Account in a manner specified by the Committee.

4.3.	Determination of Accounts. Each Participant's Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

	a)	Annual Retirement Credits. As of each Determination Date, a Participant’s Account shall be adjusted by any Annual Retirement Credits determined since such prior Determination Date as set forth above and as directed by the Committee.

	b)	Interest. In the event that a Participant receives a distribution of his Account more than 20 days after the most recent Determination Date, his Account shall be adjusted for interest at a rate of 8% per annum (compounded daily) for the time between the prior Determination Date and the date of such distribution.

	c)	Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date.

4.4.	Vesting of Accounts. Each Participant shall be 100% vested in the Account at all times, except that the Account may decrease in value as a result of negative Annual Retirement Credits being applied.

4.5.	Statement of Accounts. The Committee shall give to each Participant a statement showing the balance in the Participant's Account on an annual basis.

4.6.	Forfeiture for Criminal Conviction; Noncompetition Covenant.

	a)	In the event that the Participant, by reason of his own individual actions and not vicariously, is convicted of an indictable criminal offense (and such conviction is no longer subject to appeal) related to or involving the business or operations of the Company, including financial fraud, embezzlement, or other similar crime, and the Board has reasonably determined that such criminal conduct by the Participant has caused significant damage to the business or reputation of the Company, the Participant will irrevocably forfeit all rights to the Account hereunder. In the event of a forfeiture of the Account in accordance with the foregoing and which occurs after all or part of such Account has been paid by the Company, the Participant shall be obligated to repay the Company such forfeited amount.

b)	The Participant agrees not to compete with the Company, on the terms set forth in Section 14 of his employment agreement, for the “Restriction Period” set forth in Section 14 of his employment agreement. In the event of a violation of such covenant, the Company shall be entitled to injunctive relief as well as provable compensatory damages.

ARTICLE V - PLAN BENEFITS

5.1.

Normal Retirement. Upon termination of service with the Company on or after attaining Normal Retirement Age, the Participant's Account shall be distributed to the Participant in a lump sum on the July 1st immediately following such termination or as soon as is practical thereafter, except to the extent that the payment must be delayed pursuant to the requirements of Section 5.5, and except as may be otherwise elected under Section 5.6.

5.2.	Prior to Normal Retirement Age. In the event of termination of service with the Company prior to the Participant’s Normal Retirement Age, the Participant's Account shall be distributed to the Participant in a lump sum on the July 1st immediately following the Participant’s attainment of Normal Retirement Age, or as soon as is practical thereafter, except to the extent that payment must be delayed pursuant to the requirements of Section 5.5, and except as may be otherwise elected under Section 5.6. Notwithstanding the preceding sentence, in the event that a Participant’s employment is terminated for any reason (regardless of whether the employment is terminated by the Company or the Participant) following the occurrence of a Change of Control, then the Participant’s Account shall be distributed to the Participant in a lump sum as soon as practicable thereafter, regardless of his or her age, except to the extent that the payment must be delayed pursuant to the requirements of Section 5.5, and except as may be otherwise elected under Section 5.6.

5.3.	Death Benefit. Upon the death of a Participant prior to the commencement of benefits under this Plan, Company shall pay to the Participant's Beneficiary the Participant’s Account in a lump sum as soon as practical. In the event of the death of the Participant after the commencement of benefits under this Plan, the Company shall pay to the Participant’s Beneficiaries the remaining unpaid Account Balance, if any, at the same time and in the same manner as if the Participant had survived. Benefits under this paragraph shall be in lieu of any other benefits described in this Plan.

5.4.	Hardship Distributions. Upon a finding that a Participant has suffered a Financial Hardship or Disability, the Committee may, in its sole discretion, make distributions from any or all of the Participant’s vested Account balances. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant's needs resulting from the Financial Hardship or Disability, plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution. In determining the amount of such distribution, the Committee shall take into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent that the liquidation of such assets would not itself cause severe financial hardship).

5.5.	Payment to Specified Employees. Payments of benefits from the Account caused by the termination of employment (including death) of a Participant who is determined to meet the definition of Specified Employee shall be payable as otherwise provided, except that the initial payment shall be made no earlier than the six (6) months following the termination of employment with the Company if such delay in payment is required in order to comply with the requirements of Section 409A of the Code.

5.6.	Form of Payment. As provided elsewhere in this Article, the Participant may request that any amounts that become payable in the form of a lump sum instead be made in an Actuarial Equivalent form, provided such request is filed with the Committee no later than twelve (12) months prior to the date the benefits would otherwise become payable, and the date of commencement of payment as specified in such request shall be no earlier than five (5) years after the scheduled date of commencement in effect immediately prior to the filing of such request, and further provided that compliance with such request would not be in violation of the requirements of Section 409A of the Code. The Committee may accept or deny such request in its sole and absolute discretion, but in no event will the form of benefit permitted be greater than ten (10) annual installments.

5.7.	Withholding; Payroll Taxes. Company shall withhold from any payment made pursuant to this Plan (or distribute from any Account) any taxes required to be withheld from such payments under local, state or federal law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto.

5.8.	Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

5.9.	Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1.	Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant's death prior to complete distribution of the Participant's vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant's lifetime. Designation by a married Participant to the Participant's spouse of less than a fifty percent (50%) interest in the benefit due shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation, or it is established that the consent cannot be obtained because the spouse cannot be located.

6.2.	Changing Beneficiary. Any Beneficiary designation may be changed by an unmarried Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee. A married Participant's Beneficiary designation may be changed by a Participant with the consent of the Participant's spouse as provided for in Section 6.1 above, by the filing of a new designation and such new filing shall cancel all designations previously filed.

6.3.	Change in Marital Status. If the Participant's marital status changes after the Participant has designated a Beneficiary, the following shall apply:

	a)	If the Participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed in Section 6.1 above.

	b)	If the Participant is unmarried at death but was married when the designation was made:
		i)	The designation shall be void if the spouse was named as Beneficiary.
		ii)	The designation shall remain valid if a non-spouse Beneficiary was named.

	c)	If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed in Section 6.1 above.

6.4.	No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant's benefits, the Participant's Beneficiary shall be the person in the first of the following classes in which there is a survivor:

	a)	The Participant's surviving spouse;

	b)	The Participant's children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living;

	c)	The Participant's estate.

6.5.	Effect of Payment. Payment to the Beneficiary shall completely discharge the Company's obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1.	Committee; Duties. This Plan shall be administered by the Committee. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration.

7.2.	Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3.	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member's service on the Committee, except in the case of gross negligence or willful misconduct.

ARTICLE VIII - CLAIMS PROCEDURE

8.1.	Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as "Claimant"), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practical, but not later than ninety (90) days after receipt of the claim.

8.2.	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

	a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

	b)	A description of any additional material or information required and an explanation of why it is necessary; and

	c)	An explanation of the Plan's claim review procedure, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA if the claim denial is appealed to the Board and the Board fully or partially denies the claim.

8.3.	Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Committee of Claimant's claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4.	Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee's receipt of claimant's claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1.	Amendment. The Committee may at any time amend the Plan by written instrument executed by all Committee members, notice of which shall be given to all Participants and to any Beneficiary receiving installment payments, subject to the following:

	a)	Preservation of Account Balance. No amendment shall reduce the amount accrued in any Account as of the date such notice of the amendment is given.

	b)	Change in Control. Notwithstanding the foregoing, the Plan may not be amended in any material respect, except as is provided below in section 9.2, following a Change in Control.

9.2.	Company's Right to Terminate. The Committee may at any time partially or completely terminate the Plan. The Committee may completely terminate the Plan by written instrument executed by the Committee and approved by the Board. In the event of complete termination, the Plan shall cease to operate and Company shall distribute the Account to the appropriate Participant in a lump sum. Notwithstanding the foregoing Section 9.2, the Plan may not be terminated in whole or in part if such termination would cause the Plan to be noncompliant with Section 409A of the Code, and no termination or amendment may reduce or adversely affect any rights of a Participant in the Plan or any rights with respect to the Plan as may exist in any employment agreement of a Participant.

ARTICLE X - MISCELLANEOUS

10.1.	Unfunded Plan. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly- compensated employees" within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Committee may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3 (2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

10.2.	Company Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company with respect to the benefits receivable from, and allocations by, that Company and shall not be an obligation of another company.

10.3.	Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiary shall be unsecured general creditors, with no secured or preferential rights to any assets of Company or any other party for payment of benefits under this Plan. Any property held by Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Company's obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.4.	Trust Fund. Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Company may establish one (1) or more trusts, with such trustees as the Committee may approve, for the purpose of assisting in the payment of such benefits. Although such a trust may be irrevocable, its assets shall be held for payment of all Company's general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Company.

10.5.	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.6.	Not a Contract of Employment. This Plan shall not constitute a contract of employment between Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

10.7.	Protective Provisions. A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

10.8.	Legal Fees. In the event that a dispute arises between the Participant and the Company regarding his rights under this Plan, then the Company shall pay the Participant’s reasonable costs and expenses (including fees and disbursements of legal counsel) incurred by him in connection with such dispute. Such payments shall be made by the Company as the costs and expenses are incurred by Participant, and shall be paid within ten (10) days of submission by Participant of appropriate invoices. In the event that it is determined by a court of law that the Participant incurred the costs and expenses in bad faith, then he will be required to reimburse the Company upon such a determination by a court of law.

10.9.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of New Jersey, except to the extent that federal law controls.

10.10.	Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.11.	Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the company's address. Mailed notice to a Participant or Beneficiary shall be directed to the individual's last known address in company's records.

10.12.	Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

Exhibit A

Carrier	Policy No.

Lincoln Financial Group	I0045640
Nationwide Life Insurance Company	N056205610